Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COMMUNITY BANKERS TRUST CORPORATION

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Community Bankers Trust Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article Fourth thereof and inserting the following in lieu thereof:

FOURTH. The total number of shares of all classes capital stock which the Corporation shall have authority to issue is two hundred five million (205,000,000) shares, consisting of two hundred million (200,000,000) shares of common stock, par value $0.01 per share (“Common Stock”), and five million (5,000,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Community Bankers Trust Corporation has caused this Certificate to be executed by its duly authorized officer on this 17th day of July, 2009.

COMMUNITY BANKERS TRUST CORPORATION

By:	/s/ John M. Oakey, III
Name:	John M. Oakey, III
Office:	Secretary